Exhibit 99.1

CyberOptics Reports Strong Third Quarter Year-Over-Year Sales and Earnings Growth

Minneapolis, MN—October 25, 2016—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the third quarter of 2016 ended September 30.

•	Third quarter sales increased 51% to $15.0 million from $9.9 million in the third quarter of 2015.
•	Third quarter earnings totaled $1.2 million or $0.16 per diluted share, compared to the loss of $514,000 or $0.08 per share in the year-earlier period.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “Our strong operating results in this year’s third quarter, which were consistent with our previously-issued forecast, were generated by robust sales of inspection systems, MRS-enabled 3D sensors and semiconductor products. Our 3D MRS technology platform, which is giving us a clear competitive advantage in high-end inspection applications, is generating a growing number of opportunities that have significant potential in the SMT, semiconductor and 3D scanning markets. We are also pleased to report the initial sale of our CyberGage360 3D Scanning System for the general purpose metrology market and are encouraged by the highly positive feedback we are receiving from customer evaluations of this product. In addition, we have made significant progress with a research initative aimed at applying our 3D MRS technology to front-end semiconductor inspection, which could have a significant impact on our future performance. We remain confident that our strategic repositioning in the 3D arena, together with continued progress in the semiconductor market, will make the fourth quarter of 2016 another period of profitability and strong year-over-year sales growth.”

Third quarter system sales increased 168% year-over-year, reflecting increased demand for our entire portfolio of SMT inspection system products, including SQ3000 3D MRS-enabled automated optical inspection (AOI) systems and customer acceptances of MX600 memory module inspection systems. The SQ3000, which is making strong inroads in the consumer electronics arena, is enabling CyberOptics to gain share in the rapidly growing global 3D AOI market, and this sales momentum is expected to continue in the fourth quarter and throughout 2017. In addition, customer acceptances were received for the remaining balance of our MX600 backlog, resulting in approximately $2.8 million of revenue in the third quarter of 2016. Approximately $2.9 million of MX600 revenues were recognized earlier this year. We believe that additional MX600 orders could be received in future periods.

Sensor revenues declined 10% in the third quarter on a year-over-year basis, as solid sales of 3D MRS-enabled sensors were more than offset by reduced volumes of legacy 2D LaserAlign sensors to traditional OEM customers. A significant portion of a second quarter order totaling $800,000 for 3D MRS-enabled sensors was recognized as revenue during the third quarter of 2016. This order was received from a new customer for a general-purpose metrology application related to the inspection of finished goods. CyberOptics believes this customer could generate significant sales going forward. 3D sensor sales also were generated under long-term supply agreements with KLA-Tencor (Nasdaq: KLAC) and Nordson YESTECH (Nasdaq: NDSN). Sales to KLA are expected to grow as the company incorporates CyberOptics’ 3D sensors into an increasing portion of its back-end semiconductor packaging inspection systems. The Nordson supply agreement also should be a positive contributor to future sales growth.

During the third quarter, CyberOptics significantly advanced its MRS-enabled 3D sensor technology. As a result of work completed thus far, features of 50-100 microns are now being measured in the research lab, including devices with mirror-like finishes. This is an important milestone along the path to make MRS-enabled 3D sensor technology applicable to front-end semiconductor inspection in the next two to four years. If this front-end semiconductor initiative proves to be commercially viable, the available market for CyberOptics could be significant.

Third quarter sales of semiconductor products, primarily the WaferSense/ReticleSense product line, rose 43% year-over-year, driven by strong sales to semiconductor capital equipment companies and a large purchase by an important customer for one of its fabs. CyberOptics is currently developing additional WaferSense/ReticleSense product offerings and anticipates strong future growth in the WaferSense/ReticleSense product family.

Sales of general purpose 3D scanning solutions and services declined 10% in the third quarter on a year-over-year basis, reflecting lower revenue from services. In an important development, CyberOptics posted the initial sale of its general purpose metrology CyberGage360 3D Scanning System to a rapid prototyping company. Introduced late in the second quarter, this product, which is based upon CyberOptics’ 3D MRS technology, was on display in September at the International Manufacturing Technology Show where it received a strong reception for its ease of use, speed and accuracy. The CyberGage360 currently is being evaluated by 20 potential customers in such diverse areas as aerospace engines and parts, 3D printing, medical devices and cell phone components. Additional CyberGage sales are anticipated in the fourth quarter but a more significant impact is forecasted for 2017. The CyberGage360 could be a substantial contributor to CyberOptics future growth.

Kulkarni said: “CyberOptics ended the third quarter with a backlog of $12.4 million. As stated previously, our quarterly results will fluctuate somewhat on a sequential basis, reflecting the pace of new orders and acceptances for our 3D products. For the quarter ending December 31, 2016, we are forecasting sales of $13 to $15 million, which would represent another period of solid profitability and robust year-over-year sales growth. Looking ahead, we also see 2017 shaping up as another great year for CyberOptics, driven by an exciting portfolio of new products enabled with 3D MRS sensor technology.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the success of CyberGage360; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-438-5535 prior to the start of the call by providing the conference ID: 2669135. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the third quarter conference call will be available one hour after the call toll-free at 888-203-1112 with the 2669135 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$15,040	$9,937	$52,785	$29,736
Cost of revenue	8,399	5,698	30,055	16,367
Gross margin	6,641	4,239	22,730	13,369
Research and development expenses	1,997	1,956	6,137	5,858
Selling, general and administrative expenses	3,491	2,987	11,028	9,663
Amortization of intangibles	16	17	50	50
Income (loss) from operations	1,137	(721)	5,515	(2,202)
Interest income and other	56	228	69	207
Income (loss) before income taxes	1,193	(493)	5,584	(1,995)
Provision for income taxes	21	21	108	61
Net income (loss)	$1,172	($514)	$5,476	($2,056)
Net income (loss) per share - Basic	$0.17	($0.08)	$0.80	($0.31)
Net income (loss) per share - Diluted	$0.16	($0.08)	$0.78	($0.31)
Weighted average shares outstanding - Basic	6,859	6,717	6,813	6,694
Weighted average shares outstanding - Diluted	7,154	6,717	7,013	6,694

Condensed Consolidated Balance Sheets
			September 30, 2016	Dec. 31, 2015
			(Unaudited)
Assets
Cash and cash equivalents			$7,516	$4,274
Marketable securities			6,718	5,249
Accounts receivable, net			12,162	8,150
Inventories			11,803	13,265
Other current assets			1,536	1,190
Total current assets			39,735	32,128

Marketable securities			8,569	8,084
Intangible assets, net			1,844	1,915
Fixed assets, net			2,436	2,368
Other assets			191	186
Deferred tax assets			41	58
Total assets			$52,816	$44,739

Liabilities and Stockholders' Equity
Accounts payable			$5,524	$5,778
Accrued expenses			3,752	2,440
Total current liabilities			9,276	8,218

Other liabilities			507	463
Total liabilities			9,783	8,681

Total stockholders' equity			43,033	36,058
Total liabilities and stockholders' equity			$52,816	$44,739